Exhibit 99.1

ADT REPORTS THIRD QUARTER 2019 RESULTS

Total revenue growth of 13%
Commercial organic revenue growth of 17%
Greater home automation, over 80% interactive take rate drive residential momentum
Capital structure enhancements significantly extend debt maturities
Successfully completed sale of Canadian operations
One-time special dividend of $0.70 per share to be distributed on December 23, 2019

BOCA RATON, FL – November 12, 2019 – ADT Inc. (NYSE: ADT), a leading provider of security, automation, and smart home solutions serving consumer and business customers in the United States, today reported the results for its third quarter of 2019.

THIRD QUARTER 2019 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)
•Total revenue of $1,301 million, up 13%
•Net loss of $182 million, compared to net loss of $236 million
•Year to date net cash provided by operating activities of $1,459 million, compared to $1,406 million
•Year to date net cash used in investing activities of $1,157 million, compared to $1,084 million
•Year to date net cash used in financing activities of $510 million, compared to $187 million
•Adjusted EBITDA of $624 million, compared to $610 million
•Year to date Free Cash Flow before special items of $459 million, compared to $479 million
•Trailing twelve-month revenue payback of 2.4 years
•Trailing twelve-month gross customer revenue attrition of 13.5%, compared to 13.4%(2)

"Our strong third quarter performance, driven by revenue growth and continued operating efficiencies, contributed to strong cash flows," stated Jim DeVries, ADT's President and CEO. "Our commercial operations produced double digit organic growth for the second consecutive quarter, while in residential, we continued to efficiently acquire customers and enhance customer lifetime value with over 80% of new installations including interactive services. With the sale of our Canadian operations, our resources are allocated to the continued growth of our US residential and commercial operations, and focused on accelerating the expansion of our consumer platform, as evidenced by our new partnership with Lyft and the recent acquisition of I-View Now. Combined with the strong momentum in our core business, with these new innovative pursuits we are well positioned to enhance shareholder value.”

THIRD QUARTER 2019 RESULTS(1)
Total revenue was $1,301 million, up 13%, or $152 million year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1.1 billion of total revenue, was up 6%, or $64 million over the same period last year. The growth in M&S revenue was primarily due to higher recurring monthly revenue (RMR), which was up 3% to $351 million, driven primarily by incremental RMR from recent acquisitions. In addition to M&S revenue, installation and other revenue was up by an additional $88 million from last year as a result of the successful execution of the Company’s commercial growth strategy.
The Company reported a net loss of $182 million, compared to prior year's net loss of $236 million. The improvement was primarily due to the non-recurrence of the prior year's $213 million loss on extinguishment of debt related to the redemption of the Company's prior mandatorily redeemable preferred securities, as well as a $29 million increase in income tax benefit. The Company's results were also impacted by a goodwill impairment of $45 million and loss on business held for sale of $55 million, both related to the sale of our Canadian operations, as well as higher revenue and general increases in operating expenses largely due to recent acquisitions. Basic and diluted earnings per share was $(0.25) versus $(0.31) in the prior year. Diluted earnings per share before special items was $(0.02) in both the current and prior year periods.
Adjusted EBITDA was $624 million, up 2%, or $15 million year-over-year. Adjusted EBITDA growth was driven by higher M&S and installation revenue, partially offset by the associated costs and an increase in selling, general and administrative expenses, excluding items outside of the Company’s definition of Adjusted EBITDA.
Trailing twelve-month gross customer revenue attrition(2) was 13.5%, compared to 13.4%, an increase of approximately 10 basis points year-over-year. The change is primarily due to a higher level of dealer disconnects, partially offset by a lower level of direct disconnects.
Trailing twelve-month customer revenue payback was 2.4 years, consistent with the prior period. While the trailing twelve-month customer revenue payback metric has remained relatively flat, recent trends in revenue payback efficiency have improved.
Year to date net cash provided by operating activities was $1,459 million, up from $1,406 million in the prior year. The increase in cash flows provided by operating activities was primarily due to a decrease in interest payments of $72 million, which was largely due to the full redemption of our mandatorily redeemable preferred securities in July of 2018, and an increase in monitoring and related services revenue combined with an increase in transactions in which equipment is sold outright to customers, partially offset by the associated costs and an increase in selling, general and administrative expenditures.
Year to date net cash used in investing activities was $1,157 million, compared to $1,084 million in the prior year. The increase in cash flows used in investing activities was primarily due to an increase in cash used for business acquisitions, net of cash acquired. The remainder of the increase is due to the volume and spend on subscriber and non-subscriber capital expenditures.
Year to date net cash used in financing activities was $510 million and consisted of the net repayment of long-term borrowings, payments for the repurchase and retirement of common stock, payments associated with deferred financing costs in connection with the re-financing of debt, and dividend payments on common stock. In the prior year, net cash used in financing activities consisted primarily of the net repayment of long-term borrowings and dividend payments on common stock, offset by net proceeds from the IPO.
Year to date Free Cash Flow before special items was $459 million, down from $479 million in the prior year. The change is primarily due to an increased level of capital expenditures and higher cash interest, excluding the cash interest paid upon the redemption of the mandatorily redeemable preferred securities in July of 2018, partially offset by higher Adjusted EBITDA and timing benefits associated with certain working capital items.

HIGHLIGHTS
Sale of Canadian Operations – On September 30, 2019, the Company entered into an agreement to sell the Company's Canadian operations to TELUS Corporation, which sale was completed on November 5, 2019.
Continued Expansion of Commercial Footprint – ADT Commercial continued to expand during the third quarter, with the purchase of FAS Systems Group in Denver and Fusion Fire Protection in the Washington, D.C. metropolitan area. These additions enhance fire alarm, life safety, and fire sprinkler systems capabilities in the West and Mid-Atlantic regions to further support enterprise-level and National Accounts commercial customers.
Enhanced Mobile Offering – In October 2019, the Company entered into a partnership to integrate a mobile safety solution into the Lyft platform. The ADT innovation team is working closely with Lyft on a pilot expected to launch in early 2020. The pilot will include nine U.S. markets including Chicago, Los Angeles and New Jersey, with potential to implement nationally to Lyft’s 30 million riders and two million drivers. This partnership is part of the Company's expansion into new areas of security beyond residential and commercial, with a focus on our mobile strategy.
Investing in Differentiated Professional Monitoring – In October 2019, the Company completed the acquisition of I-View Now, a leading video alarm verification service. I-View Now’s verification technology, paired with ADT's core monitoring strengths, is intended to help reduce false alarms and optimize priority response from emergency services.
Continued Expansion of Consumer Financing Pilot – The Company’s consumer financing pilot, which launched in April 2019, further expanded to include more than twenty markets. Under this consumer financing program, customers have the opportunity to finance the upfront costs of becoming an ADT customer.
Celebrated 100th LifeSaver – ADT’s signature Corporate Social Responsibility (CSR) Program reached an important milestone, celebrating its 100th LifeSaver with a Minnesota family who recently experienced lethal amounts of carbon monoxide in their home. Monitored protection from ADT helped the family survive and prompted a quick response from local firefighters and police. Since 2011, ADT has celebrated LifeSaver events in 37 states and Puerto Rico, as well as 5 Canadian provinces. More than 600 ADT employees have been honored with ADT’s highest recognition and over $550,000 has been awarded to nearly 100 first responder agencies, including several volunteer fire departments.

Debt Refinancing – In September 2019, the Company issued an additional $600 million aggregate principal amount of 5.750% first-priority senior secured notes due 2026. The proceeds, along with cash on hand, were used to (a) repay approximately $300 million of a $3.4 billion first lien term loan due 2022, of which the remaining $3.1 billion was refinanced and replaced in September 2019 with a first lien term loan due 2026, and (b) repurchase and redeem the full $300 million of a first lien note due 2020, which was completed in October 2019.
Quarterly Dividend – On November 12, 2019, the Company announced a dividend of $0.035 per share to common stockholders of record on December 13, 2019. The dividend will be distributed on January 3, 2020.
Special Dividend – On November 12, 2019, the Company also announced a special dividend of $0.70 per share to common stockholders of record on December 13, 2019. This special dividend will be distributed on December 23, 2019. The Company had previously announced on October 1, 2019 that a one-time special dividend had been authorized, subject to certain conditions and approvals, which have now been satisfied.

2019 OUTLOOK
Despite the sale of Canadian assets and operations on November 5, 2019 and the elimination of the financial contribution from ADT Canada for the last two months of the year, the Company is reiterating its financial outlook ranges for full-year 2019 due to the strength of its U.S. business. These financial outlook ranges include Total Revenue of $5.00 billion to $5.15 billion, Adjusted EBITDA of $2.47 billion to $2.50 billion, and Free Cash Flow before special items of $570 million to $610 million. Consistent with LTM Q3 2019 Gross Customer Revenue Attrition of 13.5%, the Company is updating its 2019 guidance to approximately 13.5%.(3)(4)
The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — Non-GAAP Measures “Adjusted EBITDA” and “Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1)	All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Diluted earnings per share before special items, Commercial Organic Revenue, Commercial Inorganic Revenue, and Commercial Organic Revenue Growth are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)	Consistent with the Company’s original 2019 guidance, as of January 1, 2019, in conjunction with the acquisition of LifeShield LLC, the Company will be presenting gross customer revenue attrition excluding existing and new do-it-yourself (“DIY”) customers. As a result, trailing twelve-month gross customer revenue attrition excludes DIY customers. For all communications covering periods prior to January 1, 2019, trailing twelve-month gross customer revenue attrition included DIY customers. Including DIY customers as of September 30, 2018 rounds to the same percentage as presented in this communication.

(3)	Guidance excludes 3G and CDMA radio conversion costs. While there are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions, the Company currently estimates aggregate net expenditures could be between $200 million – $325 million through 2022. For 2019, the Company expects to incur net costs of approximately $25 million – $35 million in special items related to these conversions, which are excluded from our guidance.
(2)	Consistent with the Company’s original 2019 guidance, as of January 1, 2019, in conjunction with the acquisition of LifeShield LLC, the Company will be presenting gross customer revenue attrition excluding existing and new do-it-yourself (“DIY”) customers. As a result, trailing twelve-month gross customer revenue attrition excludes DIY customers. For all communications covering periods prior to January 1, 2019, trailing twelve-month gross customer revenue attrition included DIY customers and as of June 30, 2018, was 3 basis points higher and rounded to 13.6% with DIY customers included.
(4)	Guidance excludes wholesale customers who outsource monitoring to ADT and impacts from DIY given the Company’s 2019 acquisition of LifeShield; calculated on a trailing twelve-months basis.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT PaulWiseman@adt.com	Jason Smith - ADT tel: 888.238.8525 investorrelations@adt.com

Conference Call
Management will discuss the Company’s third quarter results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Third Quarter 2019 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com
An audio replay of the conference call will be available from approximately 8:00 pm ET on November 12, 2019 until 11:59 pm ET on November 26, 2019, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 13695851 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.

From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.
ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 200 locations, 9 monitoring centers, and the largest network of security professionals in the United States. The Company offers many ways to help protect customers by delivering lifestyle-driven solutions via professionally installed, do-it-yourself, mobile, and digital-based offerings for residential, small business, and larger commercial customers. For more information, please visit www.adt.com or follow on Twitter, LinkedIn, Facebook, and Instagram.

ADT Inc.
1501 Yamato Road
Boca Raton, FL 33431
561.322.7235
www.adt.com

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Net Income (Loss) before special items, Diluted Earnings Per Share (“EPS”) before special items, Commercial Organic Revenue, Commercial Inorganic Revenue, and Commercial Organic Revenue Growth as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for payments related to (i) financing and consent fees, (ii) restructuring and integration, (iii) integration related capital expenditures, (iv) radio conversion costs, and (v) other payments or receipts that may mask the operating results or business trends of the Company. As a result, subject to the limitations described below, Free Cash Flow before special items is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Net Income (Loss) and Diluted EPS before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) the change in the fair value of interest rate swaps not designated as hedges, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.
Commercial Organic / Inorganic Revenue and Commercial Organic Revenue Growth
We believe that the presentation of commercial organic revenue, commercial inorganic revenue, and commercial organic revenue growth is appropriate to provide additional information to investors about the periodic growth of our business on a consistent basis.

We define commercial organic revenue as revenue associated with commercial and national accounts adjusted for commercial inorganic revenue, which represents incremental total revenue associated with commercial and national accounts from acquisitions until there is a full twelve-month overlap from the date of acquisition. We define commercial organic revenue growth as the increase in commercial organic revenue over a stated period.
There are material limitations to using commercial organic revenue, commercial inorganic revenue, and commercial organic revenue growth as they do not take into account all revenue in a given period. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering commercial organic revenue, commercial inorganic revenue, and commercial organic revenue growth in conjunction with revenue determined in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2019 Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$156	$363
Accounts receivable trade, net	285	246
Inventories, net	106	89
Work-in-progress	40	26
Assets held for sale	591	—
Prepaid expenses and other current assets	141	130
Total current assets	1,319	854
Property and equipment, net	337	327
Subscriber system assets, net	2,775	2,908
Intangible assets, net	6,816	7,488
Goodwill	4,957	5,082
Deferred subscriber acquisition costs, net	494	430
Other assets	248	120
Total assets	$16,947	$17,209

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$213	$58
Accounts payable	297	221
Deferred revenue	344	335
Liabilities held for sale	129	—
Accrued expenses and other current liabilities	492	398
Total current liabilities	1,474	1,012
Long-term debt	9,638	9,944
Deferred subscriber acquisition revenue	645	544
Deferred tax liabilities	1,190	1,342
Other liabilities	289	141
Total liabilities	13,236	12,984
Total stockholders' equity	3,711	4,225
Total liabilities and stockholders' equity	$16,947	$17,209
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Monitoring and related services	$1,094	$1,029	$3,249	$3,070
Installation and other	207	119	578	326
Total revenue	1,301	1,148	3,827	3,396

Cost of revenue (exclusive of depreciation and amortization shown separately below)	357	263	1,021	758
Selling, general and administrative expenses	379	295	1,048	923
Depreciation and intangible asset amortization	506	475	1,503	1,447
Merger, restructuring, integration, and other	10	(7)	23	2
Goodwill impairment	45	—	45	—
Loss on business held for sale	55	—	55	—
Operating (loss) income	(51)	122	132	267
Interest expense, net	(152)	(152)	(466)	(501)
Loss on extinguishment of debt	(15)	(213)	(103)	(275)
Other income	—	1	3	29
Loss before income taxes	(218)	(243)	(434)	(480)
Income tax benefit	36	8	82	20
Net loss	$(182)	$(236)	$(352)	$(460)

Net loss per share:
Basic and diluted	$(0.25)	$(0.31)	$(0.47)	$(0.62)

Weighted-average number of shares:
Basic and diluted	740	755	749	745
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net loss	$(352)	$(460)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,503	1,447
Amortization of deferred subscriber acquisition costs	59	43
Amortization of deferred subscriber acquisition revenue	(79)	(56)
Share-based compensation expense	65	113
Deferred income taxes	(86)	(19)
Provision for losses on accounts receivable and inventory	42	44
Loss on extinguishment of debt	103	275
Goodwill impairment	45	—
Loss on business held for sale	55	—
Other non-cash items, net	104	(2)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(148)	(136)
Deferred subscriber acquisition revenue	202	193
Other, net	(54)	(36)
Net cash provided by operating activities	1,459	1,406
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(514)	(527)
Subscriber system assets	(431)	(428)
Capital expenditures	(120)	(94)
Acquisition of businesses, net of cash acquired	(95)	(48)
Other investing, net	4	14
Net cash used in investing activities	(1,157)	(1,084)
Cash flows from financing activities:
Proceeds from initial public offering, net of related fees	—	1,406
Proceeds from long-term borrowings	3,378	—
Repayment of long-term borrowings, including call premiums	(3,650)	(686)
Repayment of mandatorily redeemable preferred securities, including redemption premium	—	(853)
Dividends on common stock	(34)	(53)
Repurchases of common stock	(150)	—
Deferred financing costs	(53)	—
Other financing, net	(1)	(1)
Net cash used in financing activities	(510)	(187)

Effect of currency translation on cash	1	—

Net (decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(207)	134
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	367	127
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$161	$261
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Three Months Ended		For the Nine Months Ended
(in millions)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net loss	$(182)	$(236)	$(352)	$(460)
Interest expense, net	152	152	466	501
Income tax benefit	(36)	(8)	(82)	(20)
Depreciation and intangible asset amortization	506	475	1,503	1,447
Amortization of deferred subscriber acquisition costs	21	16	59	43
Amortization of deferred subscriber acquisition revenue	(28)	(21)	(79)	(56)
Share-based compensation expense	19	18	65	113
Merger, restructuring, integration and other	10	(7)	23	2
Goodwill impairment	45	—	45	—
Loss on business held for sale	55	—	55	—
Loss on extinguishment of debt	15	213	103	275
Radio conversion costs, nets(1)	12	2	13	5
Financing and consent fees(2)	22	—	23	—
Foreign currency losses/(gains)(3)	—	(1)	(1)	1
Acquisition related adjustments(4)	4	3	17	11
Licensing fees(5)	—	—	—	(22)
Other(6)	9	2	17	—
Adjusted EBITDA	$624	$610	$1,876	$1,840

Net loss to total revenue ratio	(14.0)%	(20.5)%	(9.2)%	(13.5)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	57.1%	59.2%	57.7%	59.9%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs associated with upgrading cellular technology used in many of our security systems, offset by any incremental revenue earned.
(2) Represents fees incurred associated with the issuance, restatement, and amendment of debt.
(3) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) The nine months ended September 30, 2018 include other income related to approximately $22 million of one-time licensing fees.
(6) Represents certain advisory and other costs associated with our transition to a public company as well as other charges and non-cash items. The three and nine months ended September 30, 2019 include an estimated legal settlement, net of insurance, of $6 million. The nine months ended September 30, 2018 include a gain of $7.5 million from the sale of equity in a third party that we received as part of a settlement.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Free Cash Flow Before Special Items

	For the Three Months Ended		For the Nine Months Ended
(in millions)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net cash provided by operating activities	$480	$443	$1,459	$1,406
Net cash used in investing activities	(369)	(388)	(1,157)	(1,084)
Net cash provided by (used in) financing activities	6	(893)	(510)	(187)

Net cash provided by operating activities	$480	$443	$1,459	$1,406
Dealer generated customer accounts and bulk account purchases	(181)	(199)	(514)	(527)
Subscriber system assets	(137)	(148)	(431)	(428)
Capital expenditures	(36)	(29)	(120)	(94)
Free Cash Flow	127	68	394	357
Financing and consent fees	18	—	19	—
Restructuring and integration payments	1	4	10	15
Integration related capital expenditures	6	1	7	6
Radio conversion costs, net	10	2	13	5
Redemption of mandatorily redeemable preferred securities(9)	—	96	—	96
Other	5	(1)	15	—
Free Cash Flow before special items	$167	$169	$459	$479
Note: amounts may not add due to rounding

Net Loss Before Special Items

	For the Three Months Ended		For the Nine Months Ended
(in millions)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net loss	$(182)	$(236)	$(352)	$(460)
Merger, restructuring, integration, and other	10	(7)	23	2
Financing and consent fees(1)	22	—	23	—
Foreign currency losses/(gains)(2)	—	(1)	(1)	1
Loss on extinguishment of debt	15	213	103	275
Radio conversion costs, net(3)	12	2	13	5
Share-based compensation expense	19	18	65	113
Interest rate swaps, net(4)	1	(1)	9	(9)
Acquisition related adjustments(5)	4	3	17	11
Licensing fees(6)	—	—	—	(22)
Other(7)	9	2	17	—
Goodwill impairment	45	—	45	—
Loss on business held for sale	55	—	55	—
Tax adjustments(8)	(22)	(7)	(60)	(5)
Net loss before special items	$(11)	$(13)	$(42)	$(88)
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

_______________________
(1) Represents fees incurred associated with the issuance, restatement, and amendment of debt.
(2) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(3) Represents costs associated with upgrading cellular technology used in many of our security systems, offset by any incremental revenue earned.
(4) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(5) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(6) The nine months ended September 30, 2018 include other income related to approximately $22 million of one-time licensing fees.
(7) Represents certain advisory and other costs associated with our transition to a public company as well as other charges and non-cash items. The three and nine months ended September 30, 2019 include an estimated legal settlement, net of insurance, of $6 million. The nine months ended September 30, 2018 include a gain of $7.5 million from the sale of equity in a third party that we received as part of a settlement.
(8) Represents tax impact on special items. In 2018, includes a one-time non-deductible tax impact on share-based compensation expense related to the Class B Units in Ultimate Parent.
(9) On July 2, 2018, the Company redeemed mandatorily redeemable preferred securities in full, which included the payment of accumulated dividend obligation of $96 million ($51 million related to 2018 and $45 million related to 2017), which is excluded from Free Cash Flow before special items.

Diluted EPS Before Special Items

	For the Three Months Ended		For the Nine Months Ended
(in millions, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Diluted EPS (GAAP)	$(0.25)	$(0.31)	$(0.47)	$(0.62)
Impact of special items	0.26	0.30	0.49	0.51
Impact of tax adjustments	(0.03)	(0.01)	(0.08)	(0.01)
Diluted EPS before special items	$(0.02)	$(0.02)	$(0.06)	$(0.12)

Basic and diluted weighted-average number of shares outstanding	740	755	749	745
Note: amounts may not add due to rounding

Commercial Organic Revenue, Commercial Inorganic Revenue, and Commercial Organic Revenue Growth

	For the Three Months Ended
(in millions)	September 30, 2019	September 30, 2018
Total revenue	1,301	1,148
Revenue growth	13%

Commercial revenue(1)	272	149
Commercial revenue growth	82%

Commercial inorganic revenue(2)	98
Commercial organic revenue	174	149
Commercial organic revenue growth	17%
_______________________
(1) Represents total revenue associated with commercial and national accounts.
(2) Represents incremental total revenue associated with commercial and national accounts from acquisitions until there is a full twelve-month overlap from the date of acquisition.